Exhibit 12.1


                                D.R. HORTON, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                      For the fiscal years                      For the three months
                                       ended September 30,                       ended December 31,
                         ----------------------------------------------------   --------------------
                           1994       1995       1996       1997       1998       1997        1998
                         ----------------------------------------------------   --------------------
                                                     ($'s in thousands)

Consolidated pretax
income from continuing
operations.............. $51,728    $58,022    $89,814    $108,550   $159,099    $30,418    $54,266
Amortization of
capitalized interest....  12,259     18,734     25,670      29,323     47,995      8,237     14,884
Interest expensed.......   7,946      9,551     10,006      11,707     17,453      3,074      3,967
                         ----------------------------------------------------   --------------------
        Earnings........ $71,933    $86,307   $125,490    $149,580   $224,547    $41,729    $73,117
                         ====================================================   ====================
Interest incurred....... $23,869    $34,500    $39,807     $51,978    $71,649    $15,648    $16,457
                         ----------------------------------------------------   --------------------
        Fixed charges... $23,869    $34,500    $39,807     $51,978    $71,649    $15,648    $16,457
                         ====================================================   ====================
Ratio of earnings to
fixed charges...........    3.01       2.50       3.15        2.88       3.13       2.67       4.44
                         ====================================================   ====================